Aflac Incorporated 2008 Form 10-K
EXHIBIT 10.11
FIRST AMENDMENT
TO THE
AFLAC INCORPORATED
AMENDED AND RESTATED 2009 MANAGEMENT INCENTIVE PLAN
     THIS FIRST AMENDMENT to the Aflac Incorporated Amended and Restated 2009 Management Incentive Plan (the “Plan”) is made on this 19th day of December, 2008, by Aflac Incorporated (“Aflac”).
W I T N E S S E T H :
     WHEREAS, Aflac maintains the Plan to provide incentives to its eligible officers and other employees; and
     WHEREAS, Section 6(e) of the Plan authorizes the Board of Directors of Aflac (the “Board”) or the Compensation Committee of the Board to amend the Plan; and
     WHEREAS, Aflac desires to amend the Plan to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and all applicable regulations and guidance issued thereunder (“Section 409A”); and
     WHEREAS, this First Amendment is intended to comply with the requirements of Section 409A and is to be construed in accordance with the terms of Section 409A;
     NOW, THEREFORE, the Plan is hereby amended as follows, effective as of January 1, 2009:
1.	Section 5 shall be amended by deleting the first sentence thereof and replacing it with the following:
Awards granted pursuant to the 2009 MIP may, in the discretion of the Committee, be evidenced by an Award Agreement in such form as the Committee shall from time to time approve. The following terms shall apply to Awards whether or not evidenced by an Award Agreement or other document.
2.	The definition of “Change in Control,” commencing in the second paragraph of Section 6(f), shall be deleted and replaced with the following:
For purposes of this Section 6(f), a “Change in Control” of Aflac shall occur upon the happening of any of the events specified in (i), (ii), (iii) or (iv) below, subject to the rules described in subsection (v) below:
     (i) Any one person, or more than one person acting as a group (as described below), acquires ownership of stock of Aflac that, together with stock held by such person or group constitutes more than 50 percent of the total fair market value or total voting power of the stock of Aflac. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of Aflac, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which Aflac acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This subsection applies only when there is a transfer of stock of Aflac (or issuance of stock of Aflac) and stock in Aflac remains outstanding after the transaction.
     (ii) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Aflac possessing 30 percent or more of the total voting power of the stock of Aflac. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of Aflac, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control.
     (iii) A majority of members of Aflac’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of Aflac’s board of directors before the date of the appointment or election.
     (iv) Any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Aflac that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of Aflac immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Aflac, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
          (A) There is no Change in Control under this subsection (iv) when there is a transfer to an entity that is controlled by the shareholders of Aflac immediately after the transfer, as provided in this subsection. A transfer of assets by Aflac is not treated as a change in the ownership of such assets if the assets are transferred to:
               (1) A shareholder of Aflac (immediately before the asset transfer) in exchange for or with respect to its stock;
               (2) An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by Aflac;
               (3) A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of Aflac; or
               (4) An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in subsection (3) above.
          (B) For purposes of this subsection (iv) and except as otherwise provided in Treasury Regulations, a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a company in which Aflac has no ownership interest before the transaction, but that is a majority-owned subsidiary of Aflac after the transaction, is not treated as a Change in Control.

     (v) Additional Rules.
          (A) Persons Acting as a Group. Persons will not be considered to be acting as a group solely because they purchase assets of the same corporation at the same time with respect to subsection (iv), or solely because they purchase or own stock of the same corporation at the same time with respect to subsections (i), (ii) and (iii). However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets (with respect to subsection (iv)) or stock (with respect to subsections (i), (ii) and (iii)), or similar business transaction with Aflac. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets (with respect to subsection (iv)) or stock (with respect to subsections (i), (ii) and (iii)), or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
          (B) Attribution of Stock Ownership. For purposes of this section, Code Section 318(a) applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulations Section 1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.
          (C) Acquisition of Additional Control. If any one person, or more than one person acting as a group, is considered to effectively control Aflac (as determined under subsections (ii) and (iii)), the acquisition of additional control of Aflac by the same person or persons is not considered to cause a Change in Control under subsections (i), (ii) or (iii).
3. Section 6(l) shall be amended by adding the following at the end thereof:
Awards and other grants or payments under the Plan shall be made, paid out and/or modified in a manner intended to avoid resulting in the acceleration of taxation (or the imposition of penalty taxation) under Section 409A upon a Participant. Notwithstanding anything in the Plan to the contrary, with respect to any Awards or other grants or payments that provide nonqualified deferred compensation subject to Section 409A, no payment to a “specified employee” (as such term is defined in Section 409A) upon separation from service (as such term is used in Section 409A), to the extent required under Section 409A, shall be made before six (6) months after the date on which the separation from service occurs. All distributions under the Plan shall be made in the form of a single sum, unless otherwise specified under the terms of the Plan or by the Committee at the time of grant.

     IN WITNESS WHEREOF, Aflac has caused its duly authorized officer to execute this First Amendment on the date first written above.

Aflac Incorporated

By:	/s/ Daniel P. Amos Daniel P. Amos
Chairman and Chief Executive Officer

Attest:	/s/ Joey M. Loudermilk

Joey M. Loudermilk
Corporate Secretary

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